Exhibit 99.1

NTELOS in Active Discussions with Debtholders

Company Not Making Scheduled Interest Payment on Notes

WAYNESBORO, VA – February 18, 2003 – NTELOS (NASDAQ: NTLO) today announced that it is in active discussions with its debtholders concerning a comprehensive financial restructuring plan.

In connection with these discussions, the Company will not make the semi-annual interest payments of $18.2 million and $6.4 million due February 18, 2003 on its 13% senior and 13.5% subordinated notes, respectively. Under the terms of the indentures governing these notes, NTELOS has a 30-day interest payment grace period before an event of default occurs.

James Quarforth, Chief Executive Officer of NTELOS, said, “Last fall we had announced that we had engaged UBS Warburg as our financial advisor to address our capital structure. We believe that we are making meaningful progress in discussions with our debtholders, including a steering committee of our secured bank lenders and holders of a substantial percentage of our outstanding notes, in developing a comprehensive financial restructuring plan.”

Mr. Quarforth continued, “Our focus continues to be on providing all of our customers with the highest quality service and this focus is unaffected by these capital structure issues. In this regard, we are pleased to report customer results for the fourth quarter 2002 with wireless PCS customers ending the year at 266,467 and local wireline (ILEC and CLEC combined) at 95,829, reflecting net additions in the fourth quarter of 15,446 and 2,353, respectively.”

As previously reported, on November 29, 2002, the Company entered into an amendment and waiver with its bank group with respect to its $100 million revolving credit facility. The waiver, which provided that the Company would not be required to make certain representations and warranties in connection with a borrowing request, including a representation that the present fair salable value of the Company’s assets is not less than the amount that would be required to pay the Company’s debts as they become absolute and mature, expired February 1, 2003. The Company is now required to comply with all provisions of the credit agreement for borrowings to be available and, under current market conditions, there can be no assurance that the Company would be able to make the representations and warranties.

The Company does not have sufficient funds to make the interest payments on the notes without borrowing under its credit agreement. However, during this interest payment grace period, it does have sufficient cash reserves as well as cash flow from operations to maintain normal business operations, including making scheduled payments to suppliers.

For more information regarding the Company’s recent results of operations and liquidity and capital resources, please refer to the Company’s Form 10-Q for the quarter ended September 30, 2002 and the Company’s Form 8-K dated November 29, 2002, on file with the SEC.

NTELOS Inc. (NASDAQ: NTLO) is an integrated communications provider with headquarters in Waynesboro, Virginia. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina, including wireless digital PCS, dial-up Internet access, high-speed DSL (high-speed Internet access), and local and long distance telephone services. Welsh, Carson, Anderson & Stowe, a New York investment firm with $12 billion in private capital, is a leading shareholder of NTELOS. Detailed information about NTELOS is available online at www.ntelos.com.

This press release and oral statements made from time to time by representatives of the Company may contain “forward-looking statements” concerning the Company’s future expectations, financial and operating projections, plans, strategies and the trading market for its securities. Forward-looking statements made by the Company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those set forth in documents filed by the Company with the Securities and Exchange Commission, and any significant deviations from these assumptions could cause actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.